Filed Pursuant to Rule 433

Registration No. 333-223208

October 23, 2018

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

ETF Underlying Supplement dated February 26, 2018)

Linked to the iShares® MSCI Emerging Markets ETF (the “Reference Asset”)

►	1.00x exposure to any positive return of the Reference Asset, subject to a maximum return of at least 19.50% (to be determined on the Pricing Date)

►	Protection from the first 10% of any losses of the Reference Asset

►	Approximately 15 months maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Buffered Market Participation SecuritiesTM (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $960.00 and $990.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000/
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.275% $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per Note
Term	Approximately 15 months
Reference Asset	The iShares® MSCI Emerging Markets ETF (Ticker: EEM)
Upside Participation Rate	100% (1.00x) exposure to any positive Reference Return
Maximum Cap	At least 19.50% (to be determined on the Pricing Date).
Buffer Percentage	-10%
Reference Return	Final Price – Initial Price Initial Price
Payment at Maturity per Note

If the Reference Return is greater than zero, you will receive the lesser of:

a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

b) $1,000 + ($1,000 × Maximum Cap*).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage:

$1,000 (zero return).

If the Reference Return is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return + 10%)].

For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of HSBC USA, Inc. If the Reference Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 90%) of your investment.

Initial Price	The Official Closing Price of the Reference Asset on the Pricing Date
Final Price	The Official Closing Price of the Reference Asset on the Final Valuation Date
Pricing Date	November 15, 2018
Trade Date	November 15, 2018
Original Issue Date	November 20, 2018
Final Valuation Date(2)	February 14, 2020
Maturity Date(2)	February 20, 2020
CUSIP/ISIN	40435F6H5 / US40435F6H54

(1)As more fully described on page FWP-4.

(2) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.

*To be determined on the Pricing Date and will not be less than 19.50%.

The Securities

The Notes are designed for investors who believe the Reference Asset will appreciate over the term of the Notes. If the Reference Return is below the Buffer Percentage, then the Notes are subject to a 1:1 exposure to any potential decline of the Reference Asset beyond the Buffer Percentage of -10%.

If the Reference Asset appreciates over the term of the Notes, you will realize a return equal to 100% (1.00x) of the Reference Asset appreciation, subject to a Maximum Cap of at least 19.50% (to be determined on the Pricing Date). Should the Reference Asset decline, you will lose 1% of your investment for every 1% decline in the Reference Asset beyond the Buffer Percentage.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the Notes reflecting the Upside Participation Rate of 100% (1.00x), reflecting the Buffer Percentage of -10%, and assuming a Maximum Cap of 19.50% (to be determined on the Pricing Date).

Information about the Reference Asset

The Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the "Underlying Index"). The returns of the Reference Asset may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The graph above illustrates the performance of the Reference Asset from January 2, 2008 through October 18, 2018. The closing prices in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset, please see “Description of the Reference Asset” on page FWP-12 of this free writing prospectus. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset or the Underlying Index.

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HSBC USA Inc. Buffered Market Participation Securities

Linked to the iShares® MSCI Emerging Markets ETF

This free writing prospectus relates to a single offering of Buffered Market Participation SecuritiesTM. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the Notes and, if the Reference Return is less than the Buffer Percentage, lose some or a significant portion (up to 90%) of your principal.

This free writing prospectus relates to an offering of Notes linked to the performance of the iShares® MSCI Emerging Markets ETF (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note The iShares® MSCI Emerging Markets ETF (Ticker: EEM)
Reference Asset:	The Reference Asset seeks investment results that generally correspond (before fees and expenses) to the price and yield of the MSCI Emerging Markets Index (the “Underlying Index”).
Trade Date:	November 15, 2018
Pricing Date:	November 15, 2018
Original Issue Date:	November 20, 2018
Final Valuation Date:	February 14, 2020, is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be February 20, 2020. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Upside Participation Rate:	100% (1.00x)
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Final Settlement Value:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap*).

*To be determined on the Pricing Date and will not be less than 19.50%.

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return is below the Buffer Percentage. For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 90%) of your investment.

Buffer Percentage:	-10%
Maximum Cap:	At least 19.50% (to be determined on the Pricing Date).
Initial Price:	The Official Closing Price of the Reference Asset on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40435F6H5 / US40435F6H54
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security held by the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap*).

*To be determined on the Pricing Date and will not be less than 19.50%.

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return is below the Buffer Percentage. For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80%of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 90%) of your investment.

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Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuer

iShares, Inc. is the reference issuer.

INVESTOR SUITABILITY

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

▶   You seek an investment with a return linked to the potential positive performance of the Reference Asset and you believe the price of the Reference Asset will increase over the term of the Notes.

▶   You are willing to invest in the Notes based on the Maximum Cap of at least 19.50% (to be determined on the Pricing Date), which may limit your return at maturity. The actual Maximum Cap will be determined on the Pricing Date.

▶   You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below the Buffer Percentage of -10%.

▶   You are willing to forgo dividends or other distributions paid to holders of the Reference Asset or the stocks held by the Reference Asset.

▶   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You do not seek current income from your investment.

▶   You do not seek an investment for which there is an active secondary market.

▶   You are willing to hold the Notes to maturity.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

▶   You believe the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.

▶   You are unwilling to invest in the Notes based on the Maximum Cap of at least 19.50% (to be determined on the Pricing Date), which may limit your return at maturity. The actual Maximum Cap will be determined on the Pricing Date.

▶   You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below the Buffer Percentage of -10%.

▶   You seek an investment that provides full return of principal.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You prefer to receive the dividends or other distributions paid to the holders of the Reference Asset or the stocks held by the Reference Asset.

▶   You seek current income from your investment.

▶   You seek an investment for which there will be an active secondary market.

▶   You are unable or unwilling to hold the Notes to maturity.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and on page S-1 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the Reference Asset or any of the stocks included in the Underlying Index. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying, prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement

▶	“— Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement; and

▶	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You will be exposed to the decline in the Final Price from the Initial Price beyond the Buffer Percentage of -10%. Accordingly, if the Reference Return is less than the Buffer Percentage of -10%, your Payment at Maturity will be less than the Principal Amount of your Notes. You will lose some or a significant portion (up to 90%) of your investment at maturity if the Reference Return is less than the Buffer Percentage.

The appreciation on the Notes is limited by the Maximum Cap.

You will not participate in any appreciation in the price of the Reference Asset (as multiplied by the Upside Participation Rate) beyond the Maximum Cap of at least 19.50% (to be determined on the Pricing Date). You will not receive a return on the Notes greater than the Maximum Cap.

The amount payable on the Notes is not linked to the price of the Reference Asset at any time other than on the Final Valuation Date.

The Final Price will be based on the Official Closing Price of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Asset appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on the Final Valuation Date.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Owning the Notes is not the same as owning the Reference Asset or the stocks included in the Underlying Index.

The return on your Notes may not reflect the return you would realize if you actually owned the Reference Asset or stocks included in the Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the Reference Asset or the stocks included in the Underlying Index.

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Changes that affect the Reference Asset or the Underlying Index may affect the price of the Reference Asset and the market value of the Notes and the amount you will receive at maturity.

The policies of the reference issuer or MSCI Inc. (the “Index Sponsor”), the index sponsor of the Underlying Index, concerning additions, deletions and substitutions of the constituents comprising the Reference Asset or the Underlying Index, as applicable, and the manner in which the reference issuer or the Index Sponsor takes account of certain changes affecting those constituents included in the Reference Asset or the Underlying Index may affect the price of the Reference Asset. The policies of the reference issuer or the Index Sponsor with respect to the calculation of the Reference Asset or the Underlying Index, as applicable, could also affect the price of the Reference Asset. The reference issuer or the Index Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset or the Underlying Index, as applicable. Any such actions could affect the price of the Reference Asset and the value of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

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Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Risks associated with emerging markets.

An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Risks associated with non-U.S. companies.

The value of the Reference Asset depends, in part, upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that are held by the Reference Asset are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the Reference Asset, and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Final Price. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not expected to be the actual Initial Price of the Reference Asset. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Price:	$100.00

▶	Upside Participation Rate:	100%

▶	Hypothetical Maximum Cap*:	19.50%

▶	Buffer Percentage:	-10%

The actual Initial Price will be determined on the Pricing Date.

*To be determined on the Pricing Date and will not be less than 19.50%.

Hypothetical Final Price ($)	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Securities
$200.00	100.00%	$1,195.00	19.50%
$180.00	80.00%	$1,195.00	19.50%
$160.00	60.00%	$1,195.00	19.50%
$140.00	40.00%	$1,195.00	19.50%
$130.00	30.00%	$1,195.00	19.50%
$120.00	20.00%	$1,195.00	19.50%
$119.50	19.50%	$1,195.00	19.50%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,050.00	5.00%
$102.00	2.00%	$1,020.00	2.00%
$101.00	1.00%	$1,010.00	1.00%
$100.00	0.00%	$1,000.00	0.00%
$99.00	-1.00%	$1,000.00	0.00%
$98.00	-2.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$93.00	-7.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$900.00	-10.00%
$70.00	-30.00%	$800.00	-20.00%
$60.00	-40.00%	$700.00	-30.00%
$50.00	-50.00%	$600.00	-40.00%
$20.00	-80.00%	$300.00	-70.00%
$0.00	-100.00%	$100.00	-90.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The price of the Reference Asset increases from the Initial Price of $100.00 to a Final Price of $105.00.

Reference Return:	5.00%
Final Settlement Value:	$1,050.00

Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,050.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% ×100%)

= $1,050.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by the Upside Participation Rate when the Reference Asset appreciates and such Reference Return multiplied by the Upside Participation Rate does not exceed the hypothetical Maximum Cap.

Example 2: The price of the Reference Asset increases from the Initial Price of $100.00 to a Final Price of $130.00.

Reference Return:	30.00%
Final Settlement Value:	$1,195.00

Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,195.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 19.50%)

= $1,195.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the hypothetical Maximum Cap when the Reference Return is positive and such Reference Return multiplied by the Upside Participation Rate exceeds the hypothetical Maximum Cap.

Example 3: The price of the Reference Asset decreases from the Initial Price of $100.00 to a Final Price of $95.00.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the Reference Return is less than zero but greater than the Buffer Percentage of -10%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 4: The price of the Reference Asset decreases from the Initial Price of $100.00 to a Final Price of $60.00

Reference Return:	-40.00%
Final Settlement Value:	$700.00

Because the Reference Return is less than the Buffer Percentage of -10%, the Final Settlement Value would be $700.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)]

= $1,000 + [$1,000 × (-40.00% + 10%)]

= $700.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the price of the Reference Asset beyond the Buffer Percentage of -10%. You will lose some or a significant portion (up to 90%) of your investment.

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DESCRIPTION OF THE REFERENCE ASSET

iShares® MSCI Emerging Markets ETF

The Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the "Underlying Index").

The Underlying Index is intended to measure the performance of equity markets in the global emerging markets. As of October 18, 2018, the MSCI Emerging Markets Index consisted of the following 24 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

For more information about the Reference Asset, see “The iShares® MSCI Emerging Markets Index Fund” beginning on page S-23 of the accompanying ETF Underlying Supplement.

Historical Performance

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices of the Reference Asset for each quarter in the period from January 2, 2008 through October 18, 2018. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny.

				The graph below illustrates the daily performance of the Reference Asset from January 2, 2008 through October 18, 2018 based on information from the Bloomberg Professional® service. Past performance of the Reference Asset is not indicative of its future performance.
Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	50.37	42.17	44.79
June 30, 2008	51.70	44.43	45.19
September 30, 2008	44.43	31.33	34.53
December 31, 2008	33.90	18.22	24.69
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	25.65	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.36
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.59	44.77
December 31, 2010	48.58	44.77	47.31
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	34.95	35.07
December 31, 2011	42.80	34.36	37.94
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 30, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
June 30, 2014	43.95	40.82	43.23
September 30, 2014	45.85	41.56	41.56
December 31, 2014	42.44	37.73	39.29
March 31, 2015	41.07	37.92	40.13
June 30, 2015	44.09	39.04	39.62
September 30, 2015	39.78	31.32	32.78
December 31, 2015	36.29	31.55	32.19
March 31, 2016	34.28	28.25	34.25
June 30, 2016	35.26	31.87	34.36
September 30, 2016	38.20	33.77	37.45
December 31, 2016	38.10	34.08	35.01
March 31, 2017	39.99	35.43	39.39
June 30, 2017	41.93	38.81	41.39
September 30, 2017	45.85	41.05	44.81
December 31, 2017	47.81	44.82	47.12
March 31, 2018	52.08	45.69	48.28
June 30, 2018	48.14	42.33	43.33
September 30, 2018	45.03	41.14	42.92
October 18, 2018.*	42.93	39.14	39.30

* This document includes, for the fourth calendar quarter of 2018, data for the period from October 1, 2018 through October 18, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus.  In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date.  If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated maturity date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus.  HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.275% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Reference Asset (the “Underlying Shares”). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term

FWP-13

capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security linked to the Reference Asset will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such security for an amount equal to the “issue price” of the security and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Note after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the Reference Asset or any of the entities whose stock is owned by the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset or one or more of the entities whose stock is owned by the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset and the entities whose stock is owned by the Reference Asset and consult your tax advisor regarding the possible consequences to you if the Reference Asset or one or more of the entities whose stock is owned by the Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Buffered Market Participation
Securities Linked to the
iShares® MSCI Emerging Markets
ETF

October 23, 2018

Free Writing Prospectus

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-10
Description of the Reference Asset	FWP-12
Events of Default and Acceleration	FWP-13
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-13
U.S. Federal Income Tax Considerations	FWP-13

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S-10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The Powershares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58